SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                FORM 15

Certification and Notice of Termination of Registration under Section 12(g)
 of the Securities and Exchange Act of 1934 or Suspension of Duty to file Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                   Commission File Number 000-28892

                       XLCONNECT SOLUTIONS, INC.
        (exact name of registrant as specified in its charter)

                       411 Eagleview Boulevard
                          Exton, PA  19341
                           (610) 458-5500
  (address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                   Common Stock (par value $.01 per share)
         (Title of each class of securities covered by this Form)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [x]      Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)   [ ]
           Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii)  [ ]
           Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6            [ ]
           Rule 12h-3(b)(1)(i)  [ ]

Approximate number of holders of record as of the certification or notice date:  1

Pursuant to the requirements of the Securities Exchange Act of 1934, XLConnect Solutions, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


May 20, 1998                         By:  /s/ Timothy W. Wallace
                                          -----------------------------
                                     Name:  Timothy W. Wallace
                                     Title:  President



                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM 15

Certification and Notice of Termination of Registration under Section 12(g)
 of the Securities and Exchange Act of 1934 or Suspension of Duty to file Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                     Commission File Number 001-11673

                      INTELLIGENT ELECTRONICS, INC.
         (exact name of registrant as specified in its charter)


                       411 Eagleview Boulevard
                          Exton, PA  19341
                           (610) 458-5500
  (address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                   Common Stock (par value $.01 per share)
         (Title of each class of securities covered by this Form)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [x]      Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)   [ ]
           Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii)  [ ]
           Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6            [ ]
           Rule 12h-3(b)(1)(i)  [ ]

Approximate number of holders of record as of the certification or notice date:  1

Pursuant to the requirements of the Securities Exchange Act of 1934, XLConnect Solutions, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


May 20, 1998                         By:  /s/ Timothy W. Wallace
                                          -----------------------------
                                     Name:  Timothy W. Wallace
                                     Title:  President